CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-56519), the Prospectus constituting part of the Registration Statement on Form S-3 (No. 333-82103) and the Registration Statement on Form S-8 (No. 333-18411) of Brilliant Digital Entertainment, Inc. of our report dated 25 June 1999 relating to the financial statements of Trojan Television Limited which appears in the Current Report on Form 8-K of Brilliant Digital Entertainment, Inc. to which this consent is attached as Exhibit 99.1.



/s/ EDWARDS & CO
Edwards & Co
London, England
July 13, 1999